Exhibit 8

Continuing Nokia Group Companies

Company	Country of Incorporation

Nokia Solutions and Networks B.V.	The Netherlands
Nokia Solutions and Networks Oy	Finland
Nokia Solutions and Networks US LLC	United States
Nokia Solutions and Networks Japan Corp	Japan
Nokia Solutions and Networks India Private Limited	India
Nokia Solutions and Networks System Technology (Beijing) Co., Ltd	China
Nokia Solutions and Networks Branch Operations Oy	Finland
Nokia Solutions and Networks Korea Ltd	South Korea
Nokia Solutions and Networks do Brasil Telecomunicações Ltda	Brazil
Nokia Solutions and Networks Technology Service Co., Ltd	China
HERE Holding Corporation	United States
HERE Global B.V.	The Netherlands
HERE Europe B.V.	The Netherlands
HERE North America LLC	United States
HERE Deutschland GmbH	Germany
Nokia Finance International B.V.	The Netherlands

Discontinued Nokia Group Companies

Company	Country of Incorporation

Nokia Sales International Oy	Finland
Nokia India Pvt. Ltd.	India
OOO Nokia	Russia
Nokia (China) Investment Co., Ltd.	China
Nokia Telecommunications Ltd.	China
Nokia Inc.	United States
Nokia UK Limited	United Kingdom
Nokia do Brasil Technologia Ltda	Brazil
Nokia TMC Limited	South Korea
Nokia (Thailand) Ltd.	Thailand